Exhibit (e)(9)

AMENDMENT NO. 1

to the

BYLAWS OF PEOPLESOFT, INC.
(As Amended and Restated as of July 18, 2003)

      Section 2.15 of Article II of the Bylaws of PeopleSoft, Inc. (As Amended and Restated as of July 18, 2003) (the “Bylaws”) shall be amended to read in its entirety as follows:

      2.15     ADVANCE NOTICE OF STOCKHOLDER NOMINEES

Nominations of persons for election to the board of directors of the corporation may be made at a meeting of stockholders by or at the discretion of the board of directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this Section. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the secretary of the corporation. To be timely, a stockholder’s notice with respect to an annual meeting of stockholders shall be delivered to or mailed and received at the principal executive offices of the corporation:

•	not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the anniversary of the preceding annual meeting of stockholders;

•	in the event the date of the meeting is more than thirty (30) days prior to or after such anniversary, notice by the stockholder shall be timely if so received not later than the close of business on the twentieth (20th) day following the day on which the date of the meeting is first publicly disclosed, if such twentieth day is less than one hundred twenty (120) days prior to the date of the meeting.

•	With respect to the election of directors at any special meeting of stockholders, to be timely a stockholder’s notice shall be so received not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the date of the meeting; provided that in the event the date of the meeting is first publicly disclosed less than one hundred forty (140) days prior to the date of the meeting, notice by the stockholder shall be timely if so received not less than the close of business on the twentieth (20th) day following the day on which the date of the meeting is first publicly disclosed.

Such stockholder’s notice shall set forth (a) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director; (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation which are beneficially owned by such person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (v) any other information relating to such person that is required by law to be disclosed in solicitations of proxies for elections of directors, and (vi) such person’s written consent to being named a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice: (i) the name and address, as they appear on the corporation’s books, of such stockholder, and (ii) the class and number of shares of the corporation which are beneficially owned by such stockholder. At the request of the board of directors any person nominated by the board for election as a director shall confirm in writing to the secretary of the corporation the information set forth in the stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section. The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws, and if he should so determine, he shall so declare at the meeting and the defective nomination shall be disregarded.

Except as amended herein, the Bylaws shall remain in effect, unmodified.

This Amendment No. 1 to the Bylaws shall be effective as of November 5, 2003.

Executed this day of November 2003.

/s/ Anne S. Jordan

Anne S. Jordan Senior Vice President, General Counsel and Secretary

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